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Exhibit 4.2

SUBSCRIPTION RIGHTS CERTIFICATE
SEALY CORPORATION
TRANSFERABLE SUBSCRIPTION RIGHTS FOR 8% SENIOR SECURED THIRD LIEN CONVERTIBLE NOTES DUE 2016
THE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2009 UNLESS EXTENDED (THE "EXPIRATION DATE")

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST COMPLETE THIS CARD AND RETURN IT TO THE SUBSCRIPTION AGENT.

Dear Shareholder:

         You are entitled to exercise the subscription rights (the "Rights") issued to you as of 5:00 p.m., New York City time on May 26, 2009, the record date for the offer, to subscribe for the number of 8% Senior Secured Third Lien Convertible Notes due 2016 (the "Notes") issued by Sealy Corporation ("Sealy") and Sealy Mattress Company shown on this Subscription Rights Certificate upon the terms and conditions specified in the Sealy Prospectus Supplement dated May 27, 2009, to the Prospectus dated April 9, 2009 (together, the "Prospectus"). A copy of the Prospectus is included in the materials sent to you with this Rights Certificate. As a shareholder on the record date, you are receiving one Right for each share of Common Stock owned by you as of the close of business on the record date. Every 13 Rights will allow the holder thereof to purchase one Note with a subscription price and an initial principal amount of $25.00 (the "Subscription Price"). Each Note is convertible into 25 shares of Sealy's Common Stock ("Common Stock"), at a conversion price of $1.00 per share (the "Conversion Price"). To the extent you exercise your Rights in increments of less than 13, the Rights that exceed the multiple of 13 will be returned to you, together with any subscription price relating to such excess, without deduction or interest.

         In order to exercise your Rights or the Rights of the beneficial owners on whose behalf you are acting, you must present to National City Bank, the subscription agent (the "Subscription Agent"), by 5:00 p.m., New York City time, on the Expiration Date, either (i) a properly completed and executed Subscription Rights Certificate, with any required signature guarantees, and full payment in an amount equal to the number of Notes subscribed for multiplied by the Subscription Price of $25.00, or (ii) a Notice of Guaranteed Delivery, guaranteeing delivery by 5:00 p.m. on the third business day after the Expiration Date of (a) a properly completed and executed Subscription Rights Certificate, with any required signature guarantees and (b) full payment in an amount equal to the number of Notes subscribed for multiplied by the Subscription Price of $25.00. The Notice of Guaranteed Delivery must be received by 5:00 p.m., New York City time, on the Expiration Date. See "The Rights Offering—Method of Subscription—Exercise of Rights" and "The Rights Offering—Guaranteed Delivery Procedures" in the Prospectus for more information.

         You are entitled to subscribe for additional Notes (up to the number of Notes for which you subscribed under your subscription privilege) at the same subscription price per Note if any Notes are not purchased as of the expiration date by other holders of Rights under their subscription privileges. You must have subscribed for the maximum number of Notes permitted by your subscription privilege in order to exercise your oversubscription privilege. Holders of Rights who submit oversubscription requests will receive their pro rata portion of the aggregate principal amount of any unsubscribed Notes allocated to each such oversubscribing holder in proportion to the relative size of its oversubscription request or such lesser amount as is set forth in the oversubscription request of such holder, subject to rounding and other adjustments. You must indicate below whether and to what extent you elect to exercise your oversubscription privilege.

         Your payment must be made in U.S. dollars for the full number of Notes subscribed for by (i) uncertified check, bank draft or certified check drawn on personal or business accounts upon a U.S. bank made payable to "National City Bank;" (ii) cashier's check drawn upon a U.S. bank or express money order made payable to "National City Bank;" or (iii) wire transfer of immediately available funds to the account maintained by the Subscription Agent for the purpose of the offer (see wire transfer instructions on the following page). Your payment will be considered received by the Subscription Agent only upon (i) clearance of any uncertified check deposited by the Subscription Agent; (ii) receipt by the Subscription Agent of any certified check, cashier's check or bank draft drawn upon a U.S. bank, any express money order or any wire transfer; or (iii) receipt of collected funds in the Subscription Agent's account.

         The Subscription Agent will send you a confirmation (or, if you own your shares through a depository or nominee, to such depository or nominee) showing (i) the number of Notes acquired pursuant to the subscription privilege and any oversubscription privilege; (ii) the aggregate purchase price for the Notes acquired pursuant to the subscription and any oversubscription privilege; and (iii) any excess payment to be refunded to you. Any excess payment to be refunded will be mailed as soon as practicable after the Expiration Date.

         Shareholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker-dealers' behalf will have any Notes acquired during the subscription period credited to the account of Cede & Co. or other depository or nominee. With respect to all other shareholders, stock certificates for all shares of Common Stock acquired will be mailed as soon as practicable after the Expiration Date.

To subscribe for your Notes, please complete line "A" and "B" if you choose to oversubscribe on the card on the next page.

SAMPLE CALCULATION:

Every 13 Rights entitles you to purchase one Note. You must hold at least 13 Rights to purchase one Note. By way of illustration, if you hold 40 Rights, you may purchase 3 Notes. You divide 40 Rights by 13 and round down to the nearest whole number to get the number of Notes which can be purchased, and multiply each note by the $25 subscription price to get the payment that must be remitted to purchase the Notes.
40 (No. of Rights)	÷ 13	=	3.00 (Notes)	3 (No. of Notes for Which You May Subscribe After Rounding Down)	×	$25.00 (Subscription Price)	=	$75.00 (Payment to be Remitted)

         To the extent you exercise your Rights in increments of less than 13, the Rights that exceed the multiple of 13 will be returned to you, together with any subscription price relating to such excess, without deduction or interest.

METHOD OF EXERCISE OF RIGHTS:

         Please send this completed and executed Rights Certificate and full payment for the Notes subscribed for to:

By First Class Mail Only: National City Bank c/o The Colbent Corp. P.O. Box 859208 Braintree, MA 02185-9208	By Hand, Express Mail, or Overnight Courier: National City Bank c/o The Colbent Corp. 161 Bay State Drive Braintree, MA 02184	You may confirm receipt by calling 1-800-622-6757 or by sending an email to shareholder.inquiries@
nationalcity.com. Delivery to an address other than one of the addresses listed to the left will not constitute valid delivery.

PLEASE FILL IN ALL APPLICABLE INFORMATION.

A. Subscription:	(No. of Total Rights Exercised)	÷ 13 =	(Notes)	(No. of Notes After Rounding Down)	× $25.00	=	$ (Payment Remitted)
B. Oversubscription:	(No. of Total Rights Exercised)	÷ 13 =	(Notes)	(No. of Notes After Rounding Down)	× $25.00	=	$ (Payment Remitted)

You may only exercise your oversubscription privilege up to the number of Notes for which you subscribed for under your subscription privilege.
Form of Payment:
☐	Uncertified check, bank draft or certified check drawn on personal or business accounts upon a U.S. bank made payable to "National City Bank."
☐	Cashier's check drawn upon a U.S. bank or express money order made payable to "National City Bank."
☐	Wire transfer of funds to the account maintained by the Subscription Agent for the rights offering as follows:

Wire Instructions:
National City Bank
ABA No. 041000124
Beneficiary Name: Shareholder Services Operations
Beneficiary Account No. 2171150005490
For further credit to:
Sealy Corporation
DDA No. 534902471

SECTION 1. TO SUBSCRIBE: I acknowledge that I have received the Prospectus for the offer, and I hereby subscribe for the number of Notes indicated above on the terms and conditions set forth in the Prospectus. I hereby agree that if I fail to pay for the Notes for which I have subscribed, Sealy may exercise its legal remedies against me.

 Signature(s) of Subscriber(s)

If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorneys(s)-in-fact, agent(s), officer(s) or a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

 Name

 Capacity (Full Title)

Taxpayer ID # or Social Security #

 (Address for delivery of Notes if other than shown on front)
If permanent change of address, check here ☐
Please give your telephone number: (    )

IMPORTANT: YOU MUST HAVE YOUR SIGNATURE GUARANTEED IF YOU WISH TO HAVE YOUR NOTES DELIVERED TO AN ADDRESS OTHER THAN YOUR OWN.

The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on your Rights Certificate. Your signature must be guaranteed by an Eligible Guarantor Institution as that term is defined under Rule 17Ad-15 of the Securities Exchange Act of 1934, which may include:
a) a commercial bank or trust company, or
b) a member firm of a domestic stock exchange, or
c) a savings bank or credit union

Signature Guaranteed
                                             (Name of Bank or Firm)

By

(Signature of Officer and Title)

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SUBSCRIPTION RIGHTS CERTIFICATE SEALY CORPORATION TRANSFERABLE SUBSCRIPTION RIGHTS FOR 8% SENIOR SECURED THIRD LIEN CONVERTIBLE NOTES DUE 2016 THE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2009 UNLESS EXTENDED (THE "EXPIRATION DATE")